UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 28, 2005

LITHIUM TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10446	13-3411148
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5115 Campus Drive, Plymouth Meeting, PA	19462
(Address of Principal Executive Offices)	(Zip Code)

Our telephone number, including area code: (610) 940-6090

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

On July 28, 2005, Lithium Technology Corporation (the “Company”) filed an Amendment to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, to increase the number of authorized shares of the Company’s common stock to 750 million shares and preferred stock to 100 million shares.

The amendment of the Company’s Restated Certificate of Incorporation to reflect the increase was approved by the Company’s Board of Directors and the holders of a majority of the Company’s common stock. An information statement describing the amendment was mailed to stockholders on July 1, 2005 and became effective on July 28, 2005.

The increase in the number of authorized shares of common stock is needed in order for the Company to have an adequate reserve of common stock available for issuance upon conversion of existing convertible securities and exercise of outstanding options and warrants and to satisfy certain commitments to issue common stock. The increase in the number of authorized shares of common stock is also needed in order to have an adequate reserve of common stock available for issuance in equity financings, including under the Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Of the 100 million authorized shares of preferred stock, 1,000 were designated as Series A Convertible Preferred Stock, which the Company is obligated to deliver to an investor in the Company private placement of A Units which concluded in January 2005.

On July 29, 2005, the Company filed a Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to reflect in one document all of the changes to the Company’s Certificate of Incorporation as amended through July 28, 2005.

Item 9.01 Financial Statements; Exhibits

Exhibits

3.5	Amendment to Restated Certificate of Incorporation of the Company, effective as of July 28, 2005.

3.6	Restated Certificate of Incorporation of the Company, effective as of July 29, 2005.

99.1	Press Release dated July 29, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Date: July 29, 2005

LITHIUM TECHNOLOGY CORPORATION
(Registrant)

By:	/s/ William F. Hackett
Name:	William F. Hackett
Title:	Chief Financial Officer

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